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                                                                    EXHIBIT 10.4


                  AGREEMENT TO PROVIDE MENTAL HEALTH SERVICES

                                    BETWEEN

                          PRISON HEALTH SERVICES, INC.

                                      AND

                        MHM CORRECTIONAL SERVICES, INC.


         THIS AGREEMENT, effective April 1, 1999, is by and between PRISON HEALTH SERVICES, INC., a Delaware corporation (hereinafter "PHS"), and MHM CORRECTIONAL SERVICES, INC., a Delaware corporation (hereinafter "MHM").


                                    RECITALS

A. PHS is under contract to the Florida Department of Correction (hereinafter the "Client"), to provide comprehensive medical, dental and mental health and psychiatric services according to the terms and conditions of such contract and the other Contract Documents (as defined therein) (collectively, the "Contract") to offenders under the jurisdiction of the Client at the Broward Correctional Institute ("Site"). A copy of the Contract is attached hereto and made a part of this Agreement by reference. The Contract and this Agreement shall be taken as a whole in interpreting the agreement of the parties, but to the extent of any conflict or inconsistency, the priority of determining resolution of such conflict or inconsistency shall be as set forth in the Contract, with this Agreement being last. All capitalized terms used but not otherwise defined herein shall have the meanings given for such terms in the Contract. The Contract determines the effective date of this Agreement.

B. MHM is authorized to do business in the State of Florida and has, or will acquire, the professional expertise and require its employees to maintain all requisite professional licenses to provide the psychiatric and mental health and psychiatric and mental health services required under the Contract.

C. PHS wishes to utilize the services of MHM and, correspondingly, MHM wishes to provide such services on behalf of PHS to satisfy the obligations to provide psychiatric and mental health services required under the Contract.

         NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, PHS and MHM do hereby agree as follows:

1. PHS' UTILIZATION OF MHM'S SERVICES. For the term of this Agreement, PHS will utilize the MHM for the provision of psychiatric and mental health services to each offender included under the Contract and the Contract Documents, defined as the RFP, the PHS response to the RFP and any laws, regulations or policies referred in the RFP.

2. TERM OF THIS AGREEMENT. This Agreement shall be for the term of the Contract Term under the Contract; provided, however, that this Agreement may be terminated in accordance with the
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         provisions hereof. PHS may terminate this agreement on one hundred eighty (180) days written notice without cause or shall end on the date the Contract is terminated.

3. EXTENT OF SERVICE. During the term of this Agreement, MHM agrees to provide the psychiatric and mental health services required by the Client as more specifically described in the Contract (more particularly described on pages 15-17 [subsections w-ac]of the Contract, but MHM will be responsible for all requirements under the Contract which may relate to mental health such as, but not limited to, SOAP format medical records), as the Contract may be amended or modified from time to time by mutual agreement of PHS and the Client pursuant to the terms of the Contract. In the event of a modification of the Contract affecting psychiatric and mental health services, this Agreement may be subject to corresponding modification as mutually agreed by the parties. Any failure by MHM to provide the psychiatric and mental health services in accordance with this Agreement shall be deemed a breach of this Agreement. This Agreement shall only be effective if the Contract is effective.

         MHM agrees that the psychiatric and mental health services will be provided by qualified, trained and licensed psychiatric and mental health staff appropriate and qualified to perform the same. All providers, employees and psychiatric and mental health staff of MHM shall satisfy all qualifications and other requirements and shall be subject to all background checks and performance standards and other terms and conditions set forth in the Contract applicable to PHS employees. PHS shall receive copies of all applications received from persons who are retained by MHM to perform services under the Contract and this Agreement and shall have access to all materials relating to the credentials of such applicants.

         The credentialing process of MHM must be satisfactory to PHS, and if it is not satisfactory, PHS shall require that such providers complete its credentialing process. MHM shall not hire or retain a person if PHS determines that the person's credentials are insufficient or that the person's prior contacts with the Client have been unsatisfactory.

         MHM further agrees to recruit, hire and maintain employment of psychiatric and mental health staff sufficient to fill the positions specified in the Contract and reimbursed in accordance with the Contract and subject to the approval of PHS and the client. PHS and the client may give MHM notice to terminate any staff member who either PHS or client so requests of MHM. Any failure by MHM to hire or maintain sufficient staff to comply with the Contract shall be deemed a breach of this Agreement. The initial minimum staffing provided by MHM shall be at the levels as set forth in the Contract. . In addition, any vacancy in a psychiatric and mental health staff position which is included in the Minimum Staffing Standards (as defined in the Contract) which is not filled within 10 days after becoming vacant and upon notice of the Client that such vacancy will result in damages under section III, M (page 33) of the Contract, shall constitute a default under this Agreement, enabling PHS to immediately terminate this Agreement; provided, however, that if MHM' failure to fill such vacancy within 30 days is due, in whole or in part, to the Client's ofr


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         PHS's clearance and pre-approval procedures or an agreed upon change in
         Minimum Staffing Standards, PHS shall not terminate this Agreement.

         Any fees, costs, expenses, payments, charges, fines, penalties or liquidated damages payable to the Client under the Contract or otherwise incurred by PHS, together with any and all interest on such amounts, as the result of any failure by MHM to (i) provide and maintain staffing in accordance with the Contract, (ii) comply or enable PHS to comply with the standards set forth in the Contract documents as and when required by the Contract, or (iii) to promptly fill any personnel vacancy, shall be the sole responsibility of MHM, and MHM shall indemnify and hold PHS harmless therefrom. MHM shall not terminate any employee, provider or psychiatric and mental health staff without prior notice to PHS, where reasonably practical (but in all cases, MHM shall notify PHS immediately after any such termination) and using best efforts to first consult with PHS.

         MHM shall provide all office supplies and equipment necessary for its delivery of the psychiatric and mental health services to be performed hereunder. MHM shall maintain and repair all such supplies and equipment, maintain proper written records of periodic maintenance and repairs and provide written notice of the purchase of any additional equipment according to the Contract.

         MHM shall perform psychiatric and mental health services that include, but are not limited to, special mental health programs for problems including potential suicide and mental health disorders; conduct of a sex-offender management program, including a psychosocial education program and relapse prevention services; ambulatory mental health services, such as crisis intervention services, individual and group counseling, post-admission and evaluation reports, and treatment referrals and formal treatment plans; and inpatient mental health services and as listed in the Contract Documents.. MHM shall also ensure that at least one psychiatrist is on call 24 hours a day, 7 days a week, to meet any mental health emergency situation.

         MHM shall perform all routine counseling and procedures, any and all referrals for offsite hospitalization and specialist services, including mental health services, testing and drugs.

         If the Client should change the scope of the psychiatric and mental health services required under the Contract, PHS and MHM agree to renegotiate in good faith which services are covered under this Agreement and reimbursement in connection therewith.

         MHM also agrees to:

         (a) assist in the development of procedures and policies as they pertain to the responsibility of MHM;

         (b) monitor and evaluate the quality and appropriateness of psychiatric and mental health care provided;

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         (c)      provide professional assistance on mental health issues to the
                  PHS HSA on an as needed basis;

         (d) provide in-service education and training for staff members on mental healthon an as needed basis;

         (e) review, approve and support the treatment protocols, formularies (with input by MHM) and policies established by PHS, including compliance with current prudent clinical documentation standards as they relate to accreditation and regulatory agency requirements;

         (f) utilize the formulary established by PHS (with input by MHM) and the Client in prescribing medications;

         (g) maintain unencumbered State licenses and credentials for professional services to be rendered by employees or contractors of MHM under this Agreement. A copy of all such licenses shall be submitted to PHS;

         (h) make no additional charges to PHS, offenders at the Site, or other third party payors for services rendered except as agreed pursuant to this Agreement.

         (i) make appropriate referrals to mental health care providers who have a knowledge of PHS and its program and have a cooperative working relationship with PHS;

         (j) attend administrative meetings on an as needed basis and where appropriate when required by PHS;

         (k) support and adhere to PHS procedures and policies, including but not limited to, quality improvement, risk management and utilization review and the protocol and performance standards established by and pursuant to the Contract and provided by PHS;

         (l) perform in compliance with the Contract, the RFP for Contract #C1599, standards required by the Contract and other relevant national and local standards and the general delivery of correctional health care;

         (m) exercise independent professional judgment in the provision of appropriate psychiatric and mental health care; and

         (n) provide to PHS monthly reports of psychiatric and mental health services provided pursuant to this Agreement during the prior month for the Site.

         MHM agrees to abide by the provisions and requirements of the Contract, as they may be applicable.

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         MHM agrees not to discriminate in any manner against an employee or applicant for employment because of race, color, religion, creed, age, sex, marital status, national origin, ancestry or physical or mental handicap.

4. WORKERS' COMPENSATION. MHM agrees to provide and maintain workers' compensation insurance if and to the extent required by law, for its psychiatric and mental health employees.

5. TAXES AND UNEMPLOYMENT INSURANCE. MHM is responsible for any tax payments due to federal, state or local authorities as a result of this Agreement. PHS shall not withhold any taxes from payments made to MHM under this Agreement, nor shall PHS be responsible for providing unemployment insurance coverage for MHM's officers, directors or employees.

6. PEER REVIEW. As independent medical professionals, the services rendered by officers, directors, employees or contractors of MHM are subject to review by the appropriate committee appointed by PHS to review the services provided by professionals such as MHM.

7. SUBCONTRACTOR STATUS. During the term of this Agreement, MHM will act as a subcontractor to PHS in performing the duties and responsibilities described in this Agreement. PHS will act as the primary contractor to the Client. As the primary contractor, nothing in this Agreement is intended to relieve PHS from its contractual obligations to the Client in the provision of psychiatric and mental health services at each Client Facility.

         The administration of psychiatric and mental health services shall at all times remain under the ultimate control and direction of PHS. The policies and standards of PHS shall govern the provision of such services. PHS shall monitor the services performed by MHM and direct MHM, through its designated representatives under this Agreement as it deems necessary. Directions and communication shall generally be from the PHS HSA through MHM's clinical coordinator, who shall direct the daily activities of psychiatric and mental health staff. In the absence of the clinical coordinator, or if PHS for other reasons determines such action to be necessary, PHS may directly communicate with the psychiatric and mental health staff as needed. However, PHS shall not interfere or in any way or direct the exercise of professional judgment or the professional practice of MHM's psychiatric and mental health staff. The services provided by MHM pursuant to this Agreement shall satisfy Contract Documents, as required by the Contract, or other standards established by PHS.

8. INSURANCE. MHM and each individual psychiatrist or doctorate-level psychologist employed or retained to perform services under this Agreement shall maintain professional liability insurance, or satisfy the coverage requirements of Florida's medical malpractice law and contribute to any fund established thereunder, in either case in accordance with and in the minimum amounts required by the Contract. All such insurance shall be written with minimal deductibles and shall provide coverage on a per-occurrence basis, and not on a claims-made basis, shall specifically provide primary coverage, and shall not be altered, amended or cancelled without 30 days prior written


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         notice to PHS. MHM agrees that PHS shall have the right to review its operations and offer suggestions to decrease its liability exposure. MHM agrees to report to PHS all incidents that are reasonably likely or probable to result in litigation as soon as such an incident occurs. In addition, any written or verbal claims for compensation due to acts or omissions of MHM or any of its employees, contractors or agents performing services under this Agreement, as well as any lawsuits filed against MHM or such individuals will be immediately reported to PHS. MHM further agrees to cooperate fully with PHS and its representatives in investigating and defending any such claims that may be filed against it.

         PHS shall have the right to insist that MHM comply with all Quality Improvement and Utilization Review programs that PHS may conduct.

         MHM agrees to meet periodically with representatives of PHS at its request to discuss matters relating to potential liability exposure and other concerns.

         MHM will cause PHS to receive a copy of the professional liability insurance policies and of certificates of insurance naming, to the extent possible, PHS as an additional insured and indicating coverage and inclusion in such policies of MHM and of the individual psychiatrists and doctorate-level psychologists performing under this Agreement.

9. FEES. MHM shall be compensated for the psychiatric and mental health services to be provided pursuant to this Agreement at the following rates: as specified in the Contract on page 29 for CSU, TCU and S-3.

         Offenders shall include only those persons included in the Client's daily official offender count and shall not include any persons who are not included in the Per Diem under the Contract.

         MHM understands and agrees that it shall be entitled to receive compensation for psychiatric and mental health services under this Agreement if and only if the offender to whom such psychiatric and mental health services are provided is, at the time of such psychiatric and mental health services, located at the Site.


         Payments shall be in arrears commencing on the thirtieth day (30) after the effective date hereof, and shall be made within five (5) business days after PHS receives payment from the Client pursuant to the Contract (provided MHM has provided to PHS all documentation required hereunder with respect to such payment), and shall be adjusted, as necessary. If charges are not fully earned, appropriate deductions will be made from subsequent payments.

         The compensation provided for herein is intended to cover all inpatient and out patient mental health services, all medication prescribed by an MHM practitioner, and any medication or off site treatment prescribed by the attending physician upon the admission of an offender to the Site for emergency treatment and/or management of any mental health condition until such offender can be treated by a MHM practitioner. The designated MHM practitioner shall be notified by PHS as soon as


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         practicable after any emergency mental health treatment is initiated by a non-MHM physician or staff member. The actual cost of all such medications shall be deducted from amounts due to MHM hereunder.

         Notwithstanding any other provision of this Agreement to the contrary, payments from PHS to MHM shall be adjusted to the extent any adjustments are made by the Client in payments to PHS under the Contract due to the acts or omissions of MHM or its officers, employees, contractors or agents, including but not limited to any adjustments for penalties or liquidated damages imposed by the Client pursuant to the Contract. The last payment of the Agreement will be withheld until all pending adjustments have been determined and reconciled.

10.      REPRESENTATIONS AND WARRANTIES.

         a.       MHM'S REPRESENTATIONS AND WARRANTIES.

                  MHM represents and warrants (1) that it will comply with all Florida, federal and local laws and licensing requirements and that its compliance shall continue in full force and effect during the term of this Agreement. If, at any time, any license held by MHM or any of its members, employees or contractors, is terminated, qualified, suspended or in any other way detrimentally affected, MHM shall immediately notify PHS, and its failure to do so shall constitute a material breach of this Agreement; (2) that its duly authorized representative signing this Agreement has the necessary authority to enter into this Agreement on behalf of MHM; and
                  (3) that MHM is a Delaware corporation duly organized, existing and in good standing, and is qualified to do business in the State of Florida.

         b.       PHS REPRESENTATIONS AND WARRANTIES.

                  PHS represents and warrants (1) that it will comply with all Florida, federal and local laws and licensing requirements and that its compliance shall continue in full force and effect during the term of this Agreement. If, at any time, any license held by PHS is terminated, qualified, suspended or in any other way detrimentally affected, PHS shall immediately notify MHM; (2) that its duly authorized representative signing this Agreement has the necessary authority to enter into this Agreement on behalf of PHS; and (3) that PHS is qualified to do business in the State of Florida.

11. NOTICES. All notices or other writings required under this Agreement shall be deemed to have been made when sent by certified mailed to the following:


                  To MHM:       MHM Correctional Services, Inc.
                                8000 Towers Crescent Drive, Suite 810
                                Vienna, Virginia 22182

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                  To PHS:           Prison Health Services, Inc.
                                    105 Westpark Drive, Suite 300
                                    Brentwood, TN 37027
                                    Attn: Gerard Boyle, President

                  With a Copy to:   Prison Health Services, Inc.
                                    105 Westpark Drive, Suite 300
                                    Brentwood, TN 37027
                                    Attn: General Counsel


12. REPRESENTATIVES. MHM hereby designates Steven Wheeler or his/her successor, to be available to service this Agreement and resolve any problems that relate thereto. Similarly, PHS designates the PHS Regional Vice President to represent it in all matters relating to this Agreement. Either party may change the designated representative upon notification to the other party.

13. ASSIGNMENT. Neither party may assign, sell or transfer, either directly or indirectly, any of its rights or responsibilities under this Agreement without the prior written consent of the other party; provided however, that PHS may assign all of its rights and responsibilities under this Agreement to America Service Group, Inc., its affiliates and subsidiaries. PHS agrees to provide MHM with written notice of any such assignment. Such assignment shall include a change in ownership or control (normal public stock trading shall not trigger this provision) of any party.

14. TERMINATION. This Agreement shall terminate immediately: (1) upon the termination or dissolution of MHM; (2) if MHM loses the authority to do business in the State of Florida; (3) upon cancellation, termination, or reduction of insurance coverage required by this Agreement; (4) upon the expiration or earlier termination by the Client of the Contract;
         (5) upon notice by PHS of a material breach of this Agreement (including, without limitation, a material breach of the Contract) by MHM, including but not limited to the commission of malpractice, gross misconduct, or the continuing failure after notice by PHS to perform required duties property, which is not cured within ten (10) business days of such notice from PHS, except to the extent such breach creates an emergency situation in which event no such notice from PHS shall be required nor shall any cure period be provided; (6) upon request of the Client in accordance with the Contract (24 hour notice per section VI C of the Contract).

15. MHM AS INDEPENDENT CONTRACTOR. The parties acknowledge that MHM is providing the services contemplated hereunder as an independent contractor and is neither an agent, employee, officer, director nor joint venturer of or with PHS.

16. INDEMNIFICATION. MHM covenants and agrees that it will indemnify and hold harmless PHS and all of PHS' officers, agents, or employees from any claim, loss, damage, cost, charge or expense arising out of or in connection with any act, action, neglect or omission by MHM or any of its agents, members, representatives or employees in connection with the performance of this



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         Agreement, whether direct or indirect. PHS shall have no responsibility or liability resulting from any criminal or intentional acts or omissions of MHM or any of its agents, members, representatives or employees. PHS covenants and agrees that it will indemnify and hold harmless MHM and all of MHM' officers and employees from any claim, loss, damage, cost, charge or expense arising out of or arising out of or in connection with any act, action, neglect or omission by PHS or any of its agents, members, representatives or employees in connection with the performance of this Agreement, whether direct or indirect. MHM shall have no responsibility or liability resulting from any criminal or intentional acts or omissions of PHS or any of its agents, members, representatives or employees. PHS shall have no responsibility or liability resulting from any acts or omissions of any third party, including, without limitation, the Client or any subcontractor or independent contractor or any employees, officers, agents, representatives or members of the Client, subcontractor, independent contractor or any other third party.

17. AMENDMENT TO AGREEMENT. No amendment to this Agreement shall be valid or enforceable unless in writing and executed by duly authorized representatives of both parties.

18. THIRD-PARTY BENEFICIARIES. The parties agree that they have not entered into this Agreement for the benefit of any third person or persons and it is their express intention that the Agreement is for their respective benefits only and not for the benefit of others who might otherwise be deemed to constitute third-party beneficiaries thereof.

19. SEVERABILITY. The terms and conditions of this Agreement shall be deemed to be severable. Consequently, if any clause, term or condition hereof shall be held to be illegal or void, such determination shall not affect the validity or legality of the remaining terms and conditions hereunder.

20. CAPTIONS. The captions appearing in the paragraphs in this Agreement are for convenience only. They are not a part of this Agreement and do not, in any way, limit or amplify the terms and provisions of the Agreement.

21. COUNTERPARTS. This Agreement may be executed simultaneously or in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

22. GOVERNING LAW. This Agreement is governed by the laws of the State of Florida and any disputes that arise herefrom shall be determined exclusively within the Florida courts. Each party consents to the Florida court's jurisdiction.

23. CONFIDENTIAL INFORMATION. Both PHS and MHM agree not to disclose or in any way use, or allow any other person to disclose or use confidential information of or concerning the Client or the other party to this Agreement either during or after the term of this Agreement without the other party's or the Client's prior express written consent. Confidential information includes, but is not limited


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         to, cost and pricing data, legal or claim data, financial data, methods of operation, and policies and procedures. Neither PHS nor MHM shall copy or remove any of the other party's documents for its own use or for the use of others, nor make use of or allow or assist any other person or company to make use of any the other party's procedure or program, including but not limited to those relating to Utilization Review or Quality Improvement, except as authorized in writing by the other party hereto. Neither PHS nor MHM shall disclose, or allow others to disclose, the terms of this Agreement, except as it is necessary to perform this Agreement or to obtain accounting, legal or tax advice from professional advisors. Both PHS and MHM acknowledge and agree to comply with all terms and provisions of the Contract concerning ownership and confidentiality of information.

24. RELINQUISHMENT OF RECORDS. Upon termination of this Agreement, MHM shall promptly return to PHS all files, data and materials belonging to or relating to the operations and business of the Contract and shall deliver to PHS copies of all files, data and materials of MHM relating to this Agreement which relate to the Contract and the provision of services by MHM hereunder. PHS agrees to allow MHM reasonable access, upon at least 24 hours prior notice, to PHS' files and records relating to this Agreement and the provision of services hereunder for purposes of MHM' defense of claims, MHM' submission and collection of third party payment for services rendered, and other reasonable purposes approved by PHS.

25. NON-SOLICITATION AND NON-COMPETITION COVENANT. During the term of this Agreement and for a one (1) year period following the expiration or earlier termination of this Agreement, MHM agrees not to solicit for employment, attempt to employ, employ or otherwise engage the services of any person who has been employed by PHS or retained in any way by PHS in connection with providing services to the Client during the preceding one (1) year period

         MHM agrees that during the term of this Agreement and for a one (1) year period following the expiration or earlier termination of this Agreement, unless acting with the prior written consent of PHS, MHM will not directly or indirectly, whether individually or as owner, partner, shareholder, member, joint venturer, manager, agent, consultant, contractor, subcontractor, formal or informal advisor or in any other capacity, propose, offer to provide, provide or engage in the management or administration of medical or mental health (including, without limitation, sexual offender and substance abuse treatment) services to the Site.

         During the term of this Agreement, unless acting with the prior written consent of MHM, PHS will not directly provide or engage any third party to provide the services to be provided by MHM under this Agreement, except for temporary emergency situations, to cure a default of MHM, or at the direction of the Client. PHS agrees not to hire employees of MHM who MHM recruited to the Site , who did not previously work at the Site for a period of one year after the termination of this Agreement.


         MHM and PHS each acknowledge and agree that any violation or threatened violation of the confidentiality, non-solicitation and non-competition provisions of this Agreement will cause irreparable harm, the damage resulting from which would be incapable of precise measurement, and




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         as a result, the remedies at law will be inadequate to redress the harm caused by such violation or threatened violation. Therefore, in the event of such violation or threatened violation, MHM and PHS each agree that a party shall be entitled to obtain temporary and permanent injunctive relief against the other party with respect to any such violation or threatened violation of such provisions without any requirement for posting a bond or other security. However, nothing stated in this Agreement shall be construed as prohibiting either PHS or MHM from pursuing any other remedies available at law or in equity, and PHS and MHM shall be entitled to recover its attorneys' fees and all out-of-pocket costs and disbursements in enforcing the confidentiality, non-solicitation and non-competition provisions of this Agreement. Each specific restriction in the confidentiality, non-solicitation and non-competition provisions of this Agreement shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action which a party may have against the other party, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement of the confidentiality, non-solicitation and non-competition provisions of this Agreement.

26. BUSINESS ETHICS PROGRAM. MHM agrees to conduct its operations hereunder in compliance with the America Service Group, Inc.'s Business Ethics Program and hereby acknowledges receipt of the Business Ethics Program Policy Manual.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of that commencement date documented above.

PRISON HEALTH SERVICES, INC.            MHM CORRECTIONAL SERVICES, INC.
By:      [SIG]                          By:              [SIG]
   ---------------------------               -----------------------------
Date:                                   Date:         3/24/99
    --------------------------                ----------------------------



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